Exhibit 99(d)(29)(ii)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
MORGAN STANLEY INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of March 22, 2011 to the Sub-Advisory Agreement dated June 23, 2004, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement dated June 23, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 22, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:

Name:	Christopher A. Staples

Title:	Senior Vice President and Chief Investment Officer

Date:	3/17/11

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:

Name:	John F. O’Connor

Title:	Managing Director

Date:	3/17/11

SCHEDULE A

as of March 22, 2011

FUNDS	SUB-ADVISER COMPENSATION*	EFFECTIVE DATE

Transamerica Morgan Stanley Capital Growth	0.30% of average daily net assets.**	March 22, 2011
Transamerica Morgan Stanley Emerging Markets Debt	0.45% of the first $250 million of average daily net assets; and 0.35% of average daily net assets in excess of $250 million.	December 9, 2005
Transamerica Morgan Stanley Growth Opportunities	0.40% of the first $1 billion of average daily net assets; and 0.375% of average daily net assets in excess of $1 billion.***	March 22, 2011
Transamerica Morgan Stanley Small Company Growth	0.45% of the first $500 million of average daily net assets; and 0.40% of average daily net assets in excess of $500 million.	December 9, 2005
Transamerica Morgan Stanley Mid-Cap Growth	0.40% of the first $1 billion of average daily net assets; and 0.375% of average daily net assets in excess of $1 billion.***	January 3, 2006

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Capital Growth VP (a series of Transamerica Series Trust); Transamerica Morgan Stanley Capital Growth; and the portion of the assets of Transamerica Multi Managed Large Cap Core VP (a series of Transamerica Series Trust) allocated to and sub-advised by Morgan Stanley Investment Management Inc.

***

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Mid-Cap Growth VP and Transamerica Morgan Stanley Growth Opportunities VP (each a series of Transamerica Series Trust); and Transamerica Morgan Stanley Mid-Cap Growth and Transamerica Morgan Stanley Growth Opportunities.